Exhibit 99.1

Date:	February 7, 2011

To: From: Re:	All eligible employees Bill Morrow Proposed Option for RSU Exchange Program
Like many companies, our stock price has experienced a decline in recent years as the U.S. economy has struggled. As a result, many employees now hold stock options with an exercise price significantly higher than the current market price of our common stock. Obviously, these “underwater” stock options have a negative effect on the retention and motivation value of these options.
This is why I am pleased to announce that Clearwire intends to make a one-time voluntary offer to allow eligible employees to exchange certain underwater stock options for new restricted stock units (the “Option for RSU Exchange Program”). In connection with the program, Securities and Exchange Commission (“SEC”) rules require us to file an Information Statement and a Tender Offer Statement and related documents. We hope to file the Information Statement in late March and file the tender offer documents at or shortly after that time, but I wanted to provide you some context since we’ve never done anything like this before. The exact date for filing the Information Statement and tender offer documents depends on the availability of information that is required to be included in the Information Statement.
The proposed Option for RSU Exchange Program will give employees with eligible stock option grants a one-time opportunity to exchange certain underwater stock options for a lesser amount of new restricted stock units (“RSUs”). The number of new RSUs will be determined using exchange ratios designed to result in the new RSUs having a market value for accounting purposes comparable to the stock options that are exchanged. Once the proposed Option for RSU Exchange Program begins, we expect to give employees 20 business days to elect whether to participate in the program.
We believe that the proposed voluntary, one-time Option for RSU Exchange Program will be a positive step for both our employees and the company. This program is expected to enhance our retention efforts and give many of our employees the opportunity to decide whether it makes sense to exchange certain options and realign portions of their equity compensation with current market conditions. At the same time, the program is designed to be expense-neutral, which means we can restore the original intent of these options without incurring unnecessary accounting charges.
The proposed Option for RSU Exchange Program, which would apply to about 550 Clearwire employees, has been approved by the board of directors and its compensation committee, subject to my final approval, and stockholders representing a majority of the combined voting power of our outstanding shares have approved amendments to our equity plans to permit an option exchange.
The program is not open to board members, the CEO, or employees who are no longer actively working at Clearwire.
More information about the proposed Option for RSU Exchange Program is provided in the attached Frequently Asked Questions (“FAQ”), including:
➢	Who will be eligible to participate

➢	Which stock options will qualify

➢	How the exchange of certain stock options will work

➢	Vesting schedule of new RSU grants

➢	When the Option for RSU Exchange Program is expected to take place

At this time, there is nothing you need to do. Additional details about the proposed Option for RSU Exchange Program will be included in the tender offer documents relating to the program. In the meantime, we wanted you to have a heads up so you’ll be prepared to review the details of the program when we file the tender offer documents.
Kind regards,
Bill
The proposed Option for RSU Exchange Program has not yet commenced, and Clearwire may still decide not to implement the program. Clearwire will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the program. Eligible participants in the program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the program. Clearwire stockholders and option holders will be able to obtain these written materials and other documents filed by Clearwire with the SEC free of charge from the SEC’s Web site at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Clearwire with the SEC on the company’s website at the “SEC Filings” tab on the “Investor Relations” page at www.clearwire.com.